UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KNOWLEDGE POWER CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, registrant's principal executive offices)
Knowledge Power Corporation
4300 Village Centre Court, Suite 21
Mississauga, ON L4Z 1S2
(416) 727-7875
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public:     As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered1	Proposed Maximum Aggregate Offering Price per share 2	Proposed Maximum Aggregate Offering Price	Amount of Registration fee 3

Common Stock, par value $0.001	600,000	$0.01	$6,000	$2.35

(1)	This Registration Statement covers the resale by our selling shareholders of up to 600,000 shares of common stock previously issued to such selling shareholders

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.01 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved

(3)	Estimated solely for the purpose of calculating the registration fee based on Rule 457 (o).

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED: FEBRUARY , 2010

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

600,000 SHARES OF
KNOWLEDGE POWER CORPORATION
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 600,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: February , 2010

Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Overview

We were incorporated in Nevada on February 11, 2009 and established a fiscal year end of January 31.  We are a development stage company that intends to specialize in providing Knowledge-Based back office professional services to support the Accountancy and Corporate Finance departments of small and medium sized North American Corporations. Our business model involves servicing portions of the core and non-core business functions of our customers’ accounting and finance operations and assisting them on improving their competitive edge, effectiveness, efficiency, reducing in house staffing costs and increasing profits. Our knowledge support services allow our customers and their respective Management teams to spend more time on core business functions by lowering overhead costs and eliminating operational inefficiencies in non-core accounting and corporate finance activities.  These benefits allow our customers to focus on business strategy and execution. Our value to our client’s lies in our ability to apply knowledge and industry expertise to clients needs.

We develop customized outsourcing solutions which strategically position us to assist our customers to (i) enhance their competitive position by lowering overhead costs and (ii)  reposition operational budgets toward core operational business activities.

We were founded by Atul Mehra a Chartered Accountant (Canada) and Certified Public Accountant (USA) who serves as President, Chief Executive Officer, Chairman of the Board of Directors, Chief Financial Officer and Principal Accounting Officer. He coordinates and manages all of our business functions including marketing, finance and operations.

Where You Can Find Us

Our business office is located at 4300 Village Centre Court, Suite 21, Mississauga, ON L4Z 1S2. This location is adequate for our current needs. Our telephone number is 416-727-7875.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the 600,000 shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.01 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception February 11, 2009 through to January 31, 2010 are derived from our audited annual financial statements.

For the Period from inception (11-Feb-09) to 31-Jan-10
STATEMENT OF OPERATIONS

Total Operating Expenses	$24,482
Net Loss	$24,482

As of 31-Jan-10
BALANCE SHEET DATA

Cash	$-
Total Assets	$5,000
Total Liabilities	$7,482
Stockholders’ Deficit	$(2,482)

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Nevada on February 11, 2009. We have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be approximately $288,905.  Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to implement our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. From inception to January 31,2010 we have incurred a net loss of $24,482 and an accumulated deficit of $24,482. If we cannot generate sufficient revenues from our services, we may have to delay the implementation of our business plan.

Our future success is dependent, in part, on the performance and continued service of Mr. Atul Mehra, our only officer. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Atul Mehra our only Officer and Director. We currently do not have an employment agreement with Mr. Atul Mehra. The loss of his services could have a material adverse effect on our business, financial condition or results of operation.

We are selling our services  in a highly competitive market and we are unsure as to whether or not there will be any industry demand for our services.

Some of our competitors are much larger and better capitalized than we are. It may be that our competitors will better address the same market opportunities that we are addressing. These competitors, either alone or with collaborative partners, may succeed in developing business models that are more effective or have greater market success than our own. The Company is especially susceptible to larger service providers that invest more money in marketing and human capital. Moreover, the market for our products is large but highly competitive. There is little or no hard data that substantiates the demand for our products or how this demand will be segmented. It is possible that there will be low industry demand for our products, or that interest in our products could decline or die out, which would cause us to be unable to sustain our operations.  The limited size of the labor market and the availability of skilled human capital may cause upward pressure on the cost to maintain competiveness and could negatively impact our business operations and competitive advantage.

The ability to successfully deploy our business model is heavily dependent upon United States’ and Canadian economic conditions.

The ability to successfully deploy our business model is heavily dependent upon the general state of the US and Canadian economy. We cannot assure you that favorable conditions will exist in the future. A continued long term economic recession in the United States and Canada or a devaluation of the US Dollar and Canadian Dollar relative to the Euro could have a serious adverse economic impact on us and our ability to obtain funding and generate projected revenues.

We are owned 89% by Atul Mehra and therefore no other shareholders will be able to influence the management of the company so long as more than 50% of the common stock continues to be held by one person.

Atul Mehra beneficially owns approximately 89% of our common stock. Accordingly, for as long as this individual continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

We may make acquisitions or form joint ventures that are unsuccessful.

Our ability to grow is dependent on our ability to successfully acquire other companies, which creates substantial risk. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions; however, because of our limited funds, we may not be able to purchase those companies that we have identified as potential acquisition candidates. Additionally, we may have difficulty managing post-closing issues such as the integration into our corporate structure. Integration issues are complex, time consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, and legal liabilities.

The offering price of the shares should not be used as an indicator of the future market price of the securities.  The offering price bears no relationship to the actual value of the company, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.01 for the shares of common stock was determined based on the price of shares sold in our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We must be able to develop and implement an expansion strategy and manage our growth.

Our success depends in part on our ability to grow and take advantage of efficiencies of scale. To accomplish our growth strategy, we may be required to raise and invest additional capital and resources and expand our geographic markets. We cannot be assured that we will be successful in raising the required capital.

 Our future growth depends on our ability to develop and retain customers.

Our future growth depends to a large extent on our ability to effectively anticipate and adapt to customer requirements and offer services that meet customer demands. If we are unable to attract new customers and/or retain new customers, our business, results of operations and financial condition may be materially adversely affected.

We will need to continue to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.

We continue to seek technical and managerial staff members. There is a high demand for highly trained and managerial staff members. If we are not able to fill these positions, it may have an adverse affect on our business.

We may conduct future offerings of our common stock and preferred stock and pay debt obligations with our common and preferred stock which may diminish our investors’ pro rata ownership and depress our stock price.

We reserve the right to make future offers and sales, either public or private, of our securities, including shares of our preferred stock, common stock or securities convertible into common stock at prices differing from the price of the common stock previously issued. In the event that any such future sales of securities are affected or we use our common or preferred stock to pay principal or interst on our debt obligations, an investor’s pro rata ownership interest may be reduced to the extent of any such future sales.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was based on the price of our private offering. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in January 2010 pursuant to an exemption under Rule 506 of Regulation D and Regulation S.

The offering price of the shares of our common stock has been determined based on the price shares were sold to our shareholders in our private placement and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  Although our common stock is not listed on a public exchange, we will attempt to engage a market maker to file to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 600,000 shares of our common stock held by 38 shareholders of our common stock of which 500,000 shares were sold in our Regulation D Rule 506 and Regulation S offering completed in January 2010 and 100,000 shares which were issued for legal services rendered.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 25, 2010 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares ofcommon stockowned priorto offering	Shares ofcommon stockto be offered	Shares ofcommon stockowned afteroffering	Percent ofcommon stockowned afteroffering
Bob Corson	30,000	30,000	0	0%
Raafat Roubi	10,000	10,000	0	0%
Salwa Moshref	10,000	10,000	0	0%
Mark Carvalaho	10,000	10,000	0	0%
Margaret Harvey	20,000	20,000	0	0%
Lan Ho	20,000	20,000	0	0%
Mary Ann Smith	20,000	20,000	0	0%
Kathleen Horan	20,000	20,000	0	0%
Claire Horan	20,000	20,000	0	0%
Wendy Olarte	20,000	20,000	0	0%
Karen Olarte	20,000	20,000	0	0%
Margarita Schweitzer	20,000	20,000	0	0%
Miriam Valenzuela	20,000	20,000	0	0%
Yvonna Romano	20,000	20,000	0	0%
Vishal Bhandari	10,000	10,000	0	0%
Mandip Maan	10,000	10,000	0	0%
Vipon Jit Bhandari	10,000	10,000	0	0%
Vikas Bhandari	10,000	10,000	0	0%
David Williams	10,000	10,000	0	0%
Kyle Williams	10,000	10,000	0	0%
Kamal Mooljee	10,000	10,000	0	0%
Jayesh Nagad	10,000	10,000	0	0%
Reena Nagad	10,000	10,000	0	0%
Haroon Manzoor	10,000	10,000	0	0%
Dipesh Chauhan	10,000	10,000	0	0%
Ekta Chauhan	10,000	10,000	0	0%
Anurag Gupta	10,000	10,000	0	0%
Matthew Todman	10,000	10,000	0	0%
Omar Khan	10,000	10,000	0	0%
Vineet Anand	10,000	10,000	0	0%
Sonal Mehra (1)	20,000	20,000	0	0%
Kandeepan Ramesh Viveknantharaja	10,000	10,000	0	0%
Rahul Mehra (1)	10,000	10,000	0	0%
Zafar Raza Naqvi	10,000	10,000	0	0%
Rahim Mamdani	10,000	10,000	0	0%
Charles Licalzi	10,000	10,000	0	0%
Kishan Mooljee	10,000	10,000	0	0%
Anslow & Jaclin, LLP (2)	100,000	100,000	0	0%

(1)	Sonal Mehra is the spouse and Rahul Mehra is the brother of Atul Mehra, the Company’s President.

(2)
These shares are owned by Anslow & Jaclin, LLP, which is serving as counsel to the Company with respect to this registration statement.  Gregg Jaclin is a partner of Anslow & Jaclin LLP and has control of these shares of our common stock.

Except as listed above, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	have ever been an officer or director or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will attempt to engage a market maker to file and obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.01 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,
-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
-	through direct sales to purchasers or sales effected through agents,
-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $5,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of security holders to include the pledge, transferee or other successors in interest as selling security holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling security holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 160,000,000 shares of common stock, $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of February 25, 2010 5,600,000 shares of common stock are issued and outstanding and held by 39 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Currently there is only one elected director.

Preferred Stock

Our articles of incorporation do not provide authorization to issue shares of preferred stock.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by DNTW Chartered Accountants, LLP, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11. Information with Respect to the Registrant.

Organization Within Last Five Years

We were incorporated on February 11, 2009 in the State of Nevada.

Description of Business

We were incorporated in Nevada on February 11, 2009 and we specialize in providing Knowledge Based professional services to the Accountancy and Corporate Finance departments of the small and medium enterprise (“SME”) business segment in North American. Our business model involves servicing portions of the core functions of our customers accounting and finance operations and assisting them on improving their competitive edge, effectiveness, efficiency and increasing profits. Our knowledge support services allow our customers and their respective Management teams to spend more time on high-value work by lowering overhead costs and eliminating operational inefficiencies in non operational accounting and corporate finance activities.  These benefits allow our customers to can focus on business strategy and execution. Our value to our client’s lies in our ability to apply knowledge and industry expertise to clients needs.

Our company develops customized outsourcing programs which strategically position us to assist our customers to enhance their competitive position by lowering overhead costs and repositioning operational budgets toward core operational business activities.

We intend to grow our business by mergers and acquisitions.

The following services are provided by us:

Corporate Finance

This division focuses on servicing small and medium sized corporations with their internal corporate finance requirements. The company supports the internal corporate finance operations of small and medium sized companies. Some of the services offering available to be outsourced include:

Accounts Receivable Management – Coordination of a process  which is designed for outsourcing that is reliable and effectively managing the accounts receivable function of a SME. Knowledge Power Corporation will focus on problem accounts and follow up by mail, phone, or email as often as dictated by customers. We can do monthly or cycle billing.

Accounts Payable - From review of billings to handling of online payable systems, Knowledge Power Corporation reviews each payment to make sure each is prepared and processes accurately and promptly (e.g. expense check preparation and payment processing).

Accounting System Conversion Support – assist with integration of new accounting systems, including testing of new systems.  We run new accounting systems parallel to existing systems before full conversion takes place.

Accountancy

Accounting Services – Setup an online accounting system that is convenient, secure, and easy to manage (e.g. reconciliation of banking activity).

Tax Preparation Services – We provide personal and corporate tax preparation outsourcing services.

Financial Statement Preparation – assistance in preparing financial statements, financial forecasts and projections.

Payroll Services – assist small and medium sized business with their payroll processing requirements including review of hours, calculation of payroll tax withholdings, and preparation of checks to employees.

Target Customer

Knowledge Power Corporation will be targeting the small and medium enterprise (“SME”) business segment with annual revenues under $50 Million, who are currently investigating outsourcing opportunities to enhance growth, productivity and profitability. These companies fall under a large number of market sectors.

Competition

By integrating the best practices from the Accountancy and Corporate Finance sectors we believe we can assist the local, domestic and international markets to maintain efficiencies during the current economic shift and globalization process.

The outsourcing of professional services to the domestic and international market place is a shift in the 21st century economic model and we believe we are positioned to assist companies to make the required steps to succeed in this dynamic future.

The changes in the global economic landscape have forced corporations and their management to reassess their efficiencies and consider outsourcing their non-core knowledge work, in order to benefit from economies of scale.  The changing economic climate is putting additional pressure on the small and medium sized business segment to compete globally in order to maintain global market share. A successful business process outsourcing model can result in additional cost savings and operational efficiencies, coupled with access to a labor pool with skills not readily available in the customer’s local market.

The professional services market is very fragmented and highly competitive. In the markets where we operate, we experience intense competition from other service providers. We believe that success in the industry is based on maintenance of product quality, competitive pricing, delivery, efficiency, customer service and satisfaction levels, maintenance of satisfactory dealer relationships, and the ability to anticipate technological changes and changes in customer preferences. We believe our competitive advantage lies in our ability to provide

Opportunities

We believe that the North American business process outsourcing market represents an excellent opportunity for business process outsourcing service providers (BPOSP) to capture market share.

Most North American small and medium sized enterprises are currently restructuring and rescaling their business administration operations to adapt to the new global economic realities of globalization.  This restructuring process has opened up an opportunity for BPOSP to take a lead to assist North American companies to reevaluate their operating budgets to these changes.

We offer a service which can outsource accounting and corporate finance services currently maintained in-house through a customized outsourcing program designed for North American companies to reduce operational and administrative overheads of non-core activities and focus on their core business operations.  Currently most small and medium sized enterprises have yet to establish relationships with BPOSP firms and recognize the vast opportunities for savings in administrative and operational costs which can be outsourced at a fraction of the cost.

While the concept of outsourcing is not new to the global economy, the emergence of recent information technology innovations in communications, broadband and wireless technology, increased data speed and computer software and hardware efficiencies has made the concept readily available to small and medium sized enterprises at a low cost of implementation with sufficient return of investment to make sound business sense.

General

We were incorporated on February 11, 2009 in the State of Nevada.

Employees

We currently have no employees other than our sole officer and director.

In the future, we plan to hire seven full time employees and three part-time employees. From time to time, we may employ additional independent contractors to support our development, marketing, sales, support and administrative organization. Competition for qualified personnel in the industry in which we compete is intense. We believe that our future success will depend in part on our continued ability to attract, hire or acquire and retain qualified employees.

DESCRIPTION OF PROPERTY

Our principal executive office location and mailing address is 4300 Village Centre Court, Suite 21, Mississauga, ON L4Z 1S2. Currently, this space is sufficient to meet our office, storage, and telephone facility needs; however, if we expand our business to a significant degree, we will have to find a larger space.  This property is leased on a month to month basis.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate engaging a market maker to apply for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of January 31, 2010, we had 39 shareholders of our common stock.

Rule 144 Shares

As of January 2010, the 5,000,000 shares issued to Atul Mehra will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  As of January 2010, the 100,000 shares issued to Gregg Jaclin for legal services rendered will become available for resale to the public  in accordance with Rule 144 of the Act.  As of January 2010, all of the shares of our common stock held by the 38 shareholders who purchased their shares in the Regulation D 506 offering by us will become available for resale to the public. Sales under Rule 144 are subject availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

Proposed Milestones to Implement Business Operations:

Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time period specified, subject to the availability of adequate capital as outlined below:

Short Term (1-3 months)

Continue to build strategic partnerships with Canadian and US customers and initiate our sales and marketing plans, which are focused on gaining market share.

Medium Term (3 – 12 months)

Focus on recruitment of professional staff, training and continuous professional development with existing professional staff.

Long Term (2- 5 years)

Continue to modify our strategy to meet our customer’s changing needs. This will involves setting the right expectations with the end client, as well as its existing professional staff, continuous assessment and monitoring, constructive feedback, appropriate coaching and mentoring. Continue our international expansion.

We anticipate that our operational, general and administrative expenses for the next 12 months will total $288,905. The estimated breakdown is as follows:

Web Development	$7,500.00
Legal/Accounting	$7,500.00
Computer hardware and software systems	$11,500.00
Telecommunications and internet	$5,200.00
Employee recruitment and training	$20,000.00
Advertising	$12,000.00
Automotive	$4,150.00
Charitable contributions	$750.00
Depreciation expense	$2,325.00
Employee benefits	$19,880.00
Meals and entertainment	$3,700.00
Insurance	$1,500.00
Professional office salaries	$120,000.00
Office supplies	$6,000.00
General and administrative	$2,400.00
Professional development	$3,600.00
Professional fees	$28,000.00
Rent	$12,500.00
Repairs & Maintenance	$600.00
Telephone	$4,800.00
Travel	$15,000.00

Total Expenses	$288,905.00

The above represents our Managements best estimate of our cash requirements based on our business plans and current market conditions. The above is based on our ability to raise sufficient financing and generate adequate revenues to meet our cash flow requirements.  The actual allocation between expenses may vary depending on the actual funds raised and the industry and market conditions over the next 12 months. We plan to focus our initial sales efforts on the Eastern United States.

Results of Operations

For the period from inception through January 31,2010, we had no revenues. Operating expenses for the period from inception (February 11, 2009) to January 31, 2010 totaled $24,482 and our loss from operations was $24,482 and our net loss was $24,482.

Revenue for the period from inception to January 31, 2010 was $0.

The operating expenses for the period from inception (February 11, 2009) to January 31, 2010 were $24,482. These operating expenses were primarily attributed to professional fees.  Professional fees for the year ended January 31 2010 were $15,250. These fees are attributable to consulting, audit and legal services related to our registration statement filing and raise funds to sustain its operations and business plan.

Loss from operations, net loss and comprehensive loss was $24,482 for period from inception (February 11, 2009) to January 31, 2010.

During the period from inception (February 11, 2009) to January 31, 2010 the sole director contributed services totaling $11,000.  These services were included in the calculation of additional paid in capital.

During the period from inception (February 11, 2009) to January 31, 2010 we operated from a premises leased by a company controlled by the sole director.  The costs of this premises and other general and administrative expenses paid on our behalf during the year totaled $9,232.  These expenses are payable to the related party and included in current liabilities.

During the period from inception (February 11, 2009) to January 31, 2010, we had no provision for income taxes due to the net operating losses incurred.

Off Balance Sheet Financing

We have no off-balance sheet arrangements

Capital Resources and Liquidity

As of January 30, 2009 we had $5,000 in cash.

The initial use of proceeds from our unregistered common share sales that occurred in 2009 and 2010 was to be split between offering expenses, professional fees, advertising/marketing, and working capital. We raised approximately $5,000 from its intended maximum offering of $100,000 and exercised its right to reassess and reassign its intended use of funds. We have allocated almost all of our capital raised for legal and auditor expenses related to the offering and the listing process.

We are currently seeking funding for our planned business strategy.  We would like to raise a minimum of $300,000 and a maximum of $500,000 in order to continue to (i) build strategic partnerships with Canadian and US customers (ii) initiate our sales and marketing plans, which are focused on gaining market share and (iii) focus on recruitment of professional staff, training and continuous professional development with existing professional staff.

We believe we can satisfy our cash requirements for the next twelve months from expected revenues. However, completion of our plan of operations is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but will require financing to achieve our profit, revenue, and growth goals.

We anticipate that our operational, and general & administrative expenses for the next 12 months will total approximately $288,905. In order to finance these expenses we will need to raise additional capital through private placements. We also do not expect any significant additions to the number of employees, unless financing is raised. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan. Our sole director and majority shareholder has agreed to advance funds as needed to us to fund costs until such time as the private placement has been completed.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

KNOWLEDGE POWER CORPORATION
(A Development Stage Company)
FINANCIAL STATEMENTS
31 JANUARY 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Knowledge Power Corporation

We have audited the accompanying balance sheets of Knowledge Power Corporation (a Development Stage Company) as of 31 January 2010  and the related statements of operations and comprehensive loss, stockholders' deficit and cash flows for the period from the date of inception (11 February 2009) to 31 January 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knowledge Power Corporation (A Development Stage Company) as of 31 January 2010, and the results of its operations and comprehensive loss, cash flows and changes in stockholders' deficit for the period from the date of inception (11 February 2009) to 31 January 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has significant operating losses, is in the development stage with no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations, which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DNTW Chartered Accountants, LLP

Licensed Public Accountants

Markham, Canada
8 February 2010

KNOWLEDGE POWER CORPORATION
(A Development Stage Company)
BALANCE SHEET
AS AT 31 JANUARY

(Expressed in United States Dollars)

2010
ASSETS
Current Assets
Cash	$5,000
Total Assets	$5,000

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$3,250
Advances from related party	4,232
Total Liabilities	7,482

Stockholders' Deficit
Capital stock, $0.001 par value; Authorized 160,000,000; Issued and outstanding 5,600,000	5,600
Additional paid-in capital	16,400
Deficit accumulated during the development stage	(24,482)
Total Stockholders' Deficit	(2,482)
Total Liabilities and Stockholders' Deficit	$5,000

The accompanying notes are an integral part of these financial statements.

KNOWLEDGE POWER CORPORATION
(A Development Stage Company)
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE PERIOD FROM THE DATE OF INCEPTION (11 FEBRUARY 2009) TO 31 JANUARY 2010

(Expressed in United States Dollars)

EXPENSES
Professional fees	15,250
General and administrative	9,232
TOTAL OPERATING EXPENSES	24,482
LOSS FROM OPERATIONS	(24,482)
NET LOSS AND COMPREHENSIVE LOSS	$(24,482)

LOSS PER WEIGHTED NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	$0.00
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	5,600,000

The accompanying notes are an integral part of these financial statements.

KNOWLEDGE POWER CORPORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM THE DATE OF INCEPTION (11 FEBRUARY 2009) TO 31 JANUARY 2010

(Expressed in United States Dollars)

	Common Stock		Additional Paid	Accumulated Other Comprehensive	Deficit Accumulated During The Development	Total Stockholders'
	Shares	Amount	In Capital	Loss	Stage	Deficit
Balance 11 February 2009	-	$-	$-	$-	$-	$-
Issuance of common stock at inception	5,000,000	5,000	-	-	-	5,000
In-kind contribution of services	-	-	11,000	-	-	11,000
Issuance of common stock for cash	500,000	500	4,500	-	-	5,000
Common stock issued for legal services	100,000	100	900	-	-	1,000
Net loss	-	-	-	-	(24,482)	(24,482)
Balance, 31 January 2010	5,600,000	5,600	16,400	-	(24,482)	(2,482)

The accompanying notes are an integral part of these financial statements.

KNOWLEDGE POWER CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM THE DATE OF INCEPTION (11 FEBRUARY 2009) TO 31 JANUARY 2010

(Expressed in United States Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(24,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services and incorporation costs	6,000
In-kind contribution of services	11,000
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	3,250
CASH FLOWS USED IN OPERATING ACTIVITIES	(4,232)
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	-
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	4,232
Issuance of common stock	5,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	9,232
NET INCREASE IN CASH	5,000
CASH BEGINNING OF PERIOD	-
CASH, END OF PERIOD	$5,000

The accompanying notes are an integral part of these financial statements.

KNOWLEDGE POWER CORPORATION
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM THE DATE OF INCEPTION (11 FEBRUARY 2009) TO 31 JANUARY 2010

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS AND ORGANIZATION

Nature of Operations

Knowledge Power Corporation ("KPC") was incorporated in the State of Nevada on 11 February 2009.  The Company is a development stage company whose principal line of business is providing professional services to support the accountancy and corporate finance departments of small and medium sized North American Corporations.

Organization

Knowledge Power Corporation (“the Company”) was incorporated in Nevada on 11 February 2009 and established a fiscal year end of January 31.

2.	BASIS OF PRESENTATION

The Company has not earned any revenues from limited principal operations and accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Accounting Standards Codification 915  (formerly SFAS No. 7),  Accounting and Reporting by Development Stage Enterprises ("ASC 915").  Among the disclosures required by ASC 915 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' deficit and cash flows disclose activity since the date of the Company's inception.

3.	GOING CONCERN

These financial statements have been prepared assuming the Company will continue on a going concern basis. The Company has incurred losses since inception and the ability of the Company to continue as a going concern depends upon its ability to develop profitable operations and to continue to raise adequate financing. Management is actively targeting sources of additional financing to provide continuation of the Company’s operations. In order for the Company to meet its liabilities as they come due and to continue its operations, the Company is solely dependent upon its ability to generate such financing.

There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations. Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in these financial statements.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.  Presented below are those policies considered particularly significant:

Cash and Cash Equivalents

Cash and cash equivalents consist of commercial accounts and interest-bearing bank deposits and are carried at cost, which approximates current value. Items are considered to be cash equivalents if the original maturity is three months or less.

Fair Value of Financial Instruments

In accordance with ASC 825-10-50,  (formerly SFAS No. 107), Disclosures About Fair Value of Financial Instruments, the estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of 31 January 2010, the carrying value of accounts payable and accrued expenses, advances from related party approximate their fair value because of the limited terms of these instruments.

In accordance with ASC 820-10, (formerly SFAS No. 157), Defining Fair Value Measurement, the Company adopted the standard which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements

Income Taxes

The Company accounts for income taxes pursuant to ASC 740-10, (formerly SFAS No. 109), Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The estimates on depreciation were based on the estimated useful lives of the Company's assets. Any estimates during the period have had an immaterial effect on earnings.

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to ASC 260-10-02 (formerly SFAS No. 128), Earnings per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the year.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive financial instruments for the period from inception (11 February 2009) to 31 January 2010.

Concentration of Credit Risk

ASC 815-10 (formerly SFAS No. 105) Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet risk and credit risk concentration.  The Company does not have significant off-balance-sheet risk or credit concentration.

Recent Accounting Pronouncements

January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2010-02, Consolidation: Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification, ("ASU 2010-02"). ASU 2010-02 amends the Codification to clarify that the scope of the decrease in ownership provisions of ASC 810-10 and related guidance applies to: (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method or joint venture; (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity-method investee or joint venture); and (iv) a decrease in ownership in a subsidiary that is not a business or nonprofit activity when the substance of the transaction causing the decrease in ownership is not addressed in other authoritative guidance. If no other guidance exists, an entity should apply the guidance in ASC 810-10. The amendments in the update also clarify that the decrease in ownership guidance in ASC 810-10 does not apply to sales of in-substance real estate or conveyances of oil and gas mineral rights, even if these transfers involve businesses. We adopted ASU 2010-02 effective 31 December 2009 and it did not have a material effect on our current financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity: Accounting for Distributions to Shareholders with Components of Stock and Cash, ("ASU 2010-01"). ASU 2010-01 amends the Codification to clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. ASU 2010-01 codifies the consensus reached by the Emerging Issues Task Force in Issue No. 09-E, Accounting for Stock Dividends, including Distributions to Shareholders with Components of Stock and Cash. We adopted ASU 2010-01 effective 31 December 2009 and it did not have a material effect on our current financial statements, however, it may have an effect on future financial statements depending on our future activities.

In December 2009, the FASB issued Accounting Standards Update No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities? ("ASU 2009-17") amending the FASB Accounting Standards Codification ("Codification"). The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which enterprise has a controlling financial interest in a variable interest entity. The amendments in ASU 2009-17 also require additional disclosures about an enterprise’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. We adopted ASU 2009-17 effective December 31, 2009 and it did not have a material effect on our current financial statements, however, it may have an effect on future financial statements depending on our future activities.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. (See FAS 167 effective date below)

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. (See FAS 166 effective date below)

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. (See EITF 09-1 effective date below)

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after 15 June 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after 15 June 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after 15 December 2009.  Early application is permitted in financial statements for earlier interim and annual periods that have not been issued.  The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued SFAS No. 168 (ASC Topic 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162 ("SFAS No. 168"). Under SFAS No. 168 the FASB Accounting Standards Codification ("Codification") became the source of authoritative US GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS No. 168 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. SFAS No. 168 was effective for the Company's interim quarterly period beginning 1 July 2009. The Company does not expect the adoption of SFAS No. 168 to have an impact on the financial statements other than current references to BAAP.

In June 2009, the FASB issued SFAS No. 167 (ASC Topic 810), Amendments to FASB Interpretation No. 46(R) ("SFAS 167"). SFAS 167 amends the consolidation guidance applicable to variable interest entities. The provisions of SFAS 167 significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R). SFAS 167 is effective as of the beginning of the first fiscal year that begins after 15 November 2009. SFAS 167 was effective for the Company beginning in 2010. The Company does not expect the provisions of SFAS 167 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued SFAS No. 166, (ASC Topic 860) Accounting for Transfers of Financial Assets--an amendment of FASB Statement No. 140 ("SFAS 166"). The provisions of SFAS 166, in part, amend the derecognition guidance in FASB Statement No. 140, eliminate the exemption from consolidation for qualifying special-purpose entities and require additional disclosures. SFAS 166 is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after 15 November 2009. The Company does not expect the provisions of SFAS 166 to have a material effect on the financial position, results of operations or cash flows of the Company.

5.	RELATED PARTY TRANSACTIONS

The transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the parties. Related party transactions not disclosed elsewhere in these financial statements are as follows:

(a)
During the period, the Company paid rent and overhead costs to a company controlled by the sole director of KPC in the amount of $385 per month, totaling $4,232.  This monthly charge includes the head office rent, phone, internet and other administrative services.

(b)	Advances from a related company controlled by the sole director of KPC as at 31 January 2010 were $4,232. These advances are non interest bearing, unsecured and with no specific terms of repayment.

6.	CAPITAL STOCK

Authorized
160,000,000 common shares, $0.001 par value
2010
Issued
5,600,000 common stock	$5,600

In  February 2009 the Company issued 5,000,000 common stock in the Company at $0.001 per share to the sole Director in exchange for incorporating and corporate services rendered.

During fiscal 2010, the Company completed non-brokered private placements of 500,000 common stock at $0.01 per share for proceeds of $5,000.

In December 2009 the Company issued 100,000 common stock for legal services rendered at $0.01 per share.

7.	SUPPLEMENTAL CASH FLOW INFORMATION

During the period from inception to 31 January 2010, there were no interest or taxes paid by the Company.

The significant non-cash transactions for the year ended31 January 2010 consisted of the following:

a) In  February 2009 the Company issued 5,000,000 common stock in the Company at $0.001 per share to the sole Director in exchange for incorporating and corporate services rendered.

b) In December 2009 the Company issued 100,000 common stock for legal services rendered at $0.01 per share.

8.	INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-20, (formerly SFAS No. 109). ASC 740-20 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

Under ASC 740-20 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

The Company has income tax losses available to be applied against future years income as a result of the losses incurred since inception. However, due to the losses incurred in the period and expected future operating results, management determined that it is more likely than not that the deferred tax asset resulting from the tax losses available for carry forward will not be realized through the reduction of future income tax payments.  Accordingly a 100% valuation allowance has been recorded for income tax losses available for carry forward.

The components of deferred income taxes, have been determined at the US federal statutory rate of 15% and are as follows:

2010

Deferred income tax assets:
Income tax losses available for carryforward	$3,672
-
Valuation allowance	(3,672)
Deferred income taxes	$-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director's age as of February 25,  2010 is as follows:

NAME	AGE	POSITION

Atul Mehra	34	President, Chief Executive Officer, Chairman of the Board of Directors Chief Financial Officer, Principal Accounting Officer

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years.

Atul Mehra was appointed as our President, Chief Executive Officer, Chairman of the Board of Directors Chief Financial Officer, Principal Accounting Office on February 11th, 2009. He brings over ten years of experience in finance and accountancy. He has held senior positions at various accountancy firms and multinational corporations.  Mr. Mehra is a founding director of M & Co, An Accountancy and consulting firm specializing in servicing small and medium sized enterprises. Mr. Mehra holds a Bachelor Degree in Accountancy, a Chartered Accounting (C.A.) Designation in Canada and a Certified Public Accountant (C.P.A) designation in the USA.

Term of Office

Our sole director is appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officer is appointed by our board of directors and holds office until removed by the board.

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officer

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our sole executive officer by the Company during the period ended January 31, 2010 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals

Atul Mehra, President, Secretary, and Director	2010	$0	$0	$0	$0	$0	$0	$0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through January 31, 2010.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending January 31, 2010 by our sole executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table.

There were no awards made to our sole executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Our sole Director is permitted to receive fixed fees and other compensation for his services as a director. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to the sole director in such capacity.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of February 25, 2010 and by the officer and director, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Atul Mehra (2) 215 Kelso Crescent, Vaughan, ON L6A 2E1	5,000,000	89%

Common Stock	All executive officers and directors as a group	5,000,000	89%

(1)	The percent of class is based on 5,600,000 shares of our common stock issued and outstanding as of February 25, 2010
(2)	Atul Mehra is our sole officer and director

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In February 2009, we issued 5,000,000 founder shares of common stock to Atul Mehra pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The total purchase price of the Shares was $5,000.

The advances from the related party were from a company controlled by the sole director and shareholder, Atul Mehra. The amount as at January 31, 2010 was $4,232 is non-interest bearing, unsecured and has no specific terms of repayment.  The carrying value of the advances approximates the market value due to the short-term maturity of the financial instruments.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

KNOWLEDGE POWER CORPORATION

600,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: February 25, 2010

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$2.35
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$0.00
Accounting Fees	$3,000
Legal Fees	$2,000
Total	$5,002.35

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Directors And Officers.

Our director and officer is indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

We were incorporated in the State of Nevada in February 2009 and 5,000,000 shares of common stock were issued to Atul Mehra for $5,000. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued to Mr. Mehra as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Mehra had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2009 we issued 100,000 common shares to Anslow & Jaclin in exchange for legal services rendered.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received s share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2009, we completed a Regulation D Rule 506 and Regulation S offering in which we sold 500,000 shares of common stock to 37 investors, at a price per share of $0.01 for an aggregate offering price of $5,000. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Bob Corson	30,000
Raafat Roubi	10,000
Salwa Moshref	10,000
Mark Carvalaho	10,000
Margaret Harvey	20,000
Lan Ho	20,000
Mary Ann Smith	20,000
Kathleen Horan	20,000
Claire Horan	20,000
Wendy Olarte	20,000
Karen Olarte	20,000
Margarita Schweitzer	20,000
Miriam Valenzuela	20,000
Yvonna Romano	20,000
Vishal Bhandari	10,000
Mandip Maan	10,000
Vipon Jit Bhandari	10,000
Vikas Bhandari	10,000
David Williams	10,000
Kyle Williams	10,000
Kamal Mooljee	10,000
Jayesh Nagad	10,000
Reena Nagad	10,000
Haroon Manzoor	10,000
Dipesh Chauhan	10,000
Ekta Chauhan	10,000
Anurag Gupta	10,000
Matthew Todman	10,000
Omar Khan	10,000
Zafar Raza Naqvi	10,000
Sonal Mehra (1)	20,000
Kandeepan Ramesh Viveknantharaja	10,000
Rahul Mehra	10,000
Vineet Anand	10,000
Rahim Mamdani	10,000
Charles Licalzi	10,000
Kishan Mooljee	10,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2007 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

Regulation S Compliance

Each offer or sale was made in an offshore transaction.

Neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
23.1	Consent of DNTW Chartered Accountants, LLP
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Mississauga, Ontario Canada on February 25, 2010.

KNOWLEDGE POWER CORPORATION

By:	/s/Atul Mehra

President, Chief Executive Officer, Chairman of the Board of Directors Chief Financial Officer, Principal Accounting Officer